Exhibit 99.1

Post Holdings Declares Dividend on Series B Convertible Preferred Stock

St. Louis, Missouri - October 15, 2013 - Post Holdings, Inc. (NYSE:POST) today announced its Board of Directors declared a quarterly dividend of $0.9375 per share on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock, for the dividend period from the date of August 15, 2013 to November 14, 2013. The dividend will be paid on November 15, 2013 to preferred shareholders as of November 1, 2013.
About Post Holdings, Inc.
Post Holdings, Inc. is the parent company of Post Foods, LLC, Attune Foods, LLC and Premier Nutrition Corporation. Post has enriched the lives of consumers, offering quality foods since 1895. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Post’s portfolio of brands includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post Shredded Wheat®, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. With recent acquisitions, Post’s portfolio of brands now also includes Attune®, Uncle Sam®, Erewhon®, Golden Temple®, Peace Cereal®, Sweet Home Farm®, Willamette Valley Granola Company™, Premier Protein® and Joint Juice®. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postfoods.com.
Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626